Woodward Reports First Quarter Fiscal Year 2014 Results

FORT COLLINS, CO -- (Marketwired - January 21, 2014) - Woodward, Inc. (NASDAQ: WWD) today reported financial results for its first quarter of fiscal year 2014. (All per share amounts are presented on a fully diluted basis.)

First Quarter Highlights

  Net sales this quarter were $429.0 million, including the acquired Duarte business(1), compared to $408.3 million in the first quarter of last year, an increase of 5 percent.

  Earnings per share were $0.34, compared to $0.39 in the first quarter of last year, a decrease of 13 percent.

  EBIT(2) was $38.9 million, compared to $44.9 million in the first quarter of the prior year, a decrease of 13 percent.

  Free cash flow(2) was $7.3 million, a decrease of $2.8 million from $10.1 million in the first quarter of the prior year.

"As anticipated, our first quarter reflected the seasonal impacts resulting from fewer working days in the quarter as well as quarterly reductions in defense sales, particularly in the aftermarket," said Thomas A. Gendron, Chairman and Chief Executive Officer. "We have begun to see some firming in our energy markets, and commercial aerospace remains strong."

Company Results

Net sales for the 2014 first quarter were $429.0 million, compared to $408.3 million for the 2013 first quarter, an increase of 5 percent. Organic net sales, which excludes the Duarte business, were $397.6 million for the 2014 first quarter, a decrease of 3 percent from the first quarter last year primarily due to a decrease in defense sales, partially offset by increased commercial OEM aerospace sales.

EBIT was $38.9 million for the first quarter of 2014, compared to $44.9 million for the first quarter of 2013. The current quarter EBIT was primarily impacted by reduced organic sales volume and unfavorable product mix.

Net earnings for the 2014 first quarter were $23.4 million, or $0.34 per share, compared to $27.4 million, or $0.39 per share in the 2013 first quarter.

Segment Results

Aerospace

Aerospace net sales for the first quarter of fiscal 2014 were $229.9 million, an increase of 9 percent from $211.4 million for the first quarter a year ago. Organic net sales for Aerospace were $198.4 million, a decrease of 6 percent from the prior year first quarter. Segment earnings for the first quarter of 2014 were $22.5 million, compared to $31.6 million for the same quarter a year ago, a decrease of 29 percent. Segment earnings as a percent of segment net sales were 9.8 percent this quarter, compared to 14.9 percent in the same quarter of the prior year.

The organic sales decrease was primarily due to lower OEM and aftermarket defense sales, partially offset by higher commercial OEM and aftermarket sales. Quarterly variability in defense aftermarket sales were a result of the timing of contracts, orders and upgrade programs. Segment earnings primarily reflected the impact of reduced organic sales volume and unfavorable product mix.

Energy

Energy net sales for the first quarter of 2014 were $199.2 million, a slight increase from $197.0 million for last year's first quarter. Segment earnings for the first quarter of 2014 were $27.1 million, compared to $23.9 million for last year's first quarter. Segment earnings as a percent of segment net sales were 13.6 percent this quarter compared to 12.1 percent in the same quarter of the prior year.

Segment sales reflected the continued uncertainty in our energy markets. Segment earnings were primarily impacted by continuing manufacturing productivity gains.

Nonsegment

Nonsegment expenses totaled $10.7 million for the first quarter of 2014, compared to $10.6 million for the same quarter last year. Nonsegment expenses were 2.5 percent of consolidated net sales for the first quarter of 2014, largely consistent with the prior year quarter.

Cash Flow and Financial Position

Net cash provided by operating activities was $44.4 million for the first quarter of fiscal 2014, compared to $40.0 million for the first quarter of fiscal 2013. Free cash flow was $7.3 million for the first quarter of 2014 compared to $10.1 million for the first quarter of 2013, reflecting the increase in payments for property, plant, and equipment for the first quarter of 2014 to $37.1 million, compared with $29.9 million for the first quarter of 2013.

Share repurchases were $43.6 million for the first quarter of 2014. There were no shares repurchased in the first quarter of 2013. Total debt was $594.0 million at December 31, 2013 compared to $550.0 million at September 30, 2013. The ratio of debt to debt-plus-equity was 34.5 percent at December 31, 2013 compared to 32.5 percent at September 30, 2013. The effective tax rate for the first quarter of both 2014 and 2013 was 29.0 percent.

Outlook

"Our full year outlook for fiscal 2014 is unchanged, with sales anticipated to be between $1.95 and $2.05 billion, and earnings per share expected to be between $2.10 and $2.30 per share," said Mr. Gendron.

(1) Duarte business was acquired on December 28, 2012.

(2) Non- U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, January 21, 2014 to provide an overview of the financial performance for the first quarter, business highlights, and outlook for fiscal 2014. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-793-1344 (domestic) or 1-703-639-1315 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1630063. An audio replay will be available by telephone from 7:30 p.m. EST on January 21, 2014 until 11:59 p.m. EST on February 4, 2014. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1630063.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, our significant customers; the continued global economic uncertainty and instability in the financial markets; Woodward's ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward's long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward's ability to implement and realize the intended effects of restructuring and alignment efforts; Woodward's ability to successfully manage competitive factors, including prices, promotional incentives, industry consolidation, and commodity and other input cost increases; Woodward's ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward's subcontractors and suppliers to meet their obligations; Woodward's ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward's ability to integrate acquisitions and manage costs related thereto; Woodward's debt obligations, debt service requirements and ability to operate its business, pursue its business strategies and incur additional debt in light of restrictive covenants in its outstanding debt agreements; risks related to U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; reductions in defense sales due to a decrease in the amount of U.S. Federal defense spending; changes in government spending patterns and/or priorities; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future subsidiary results; environmental liabilities; Woodward's continued access to a stable workforce and favorable labor relations; physical and other risks related to Woodward's operations and suppliers, including natural disasters, which could disrupt production; Woodward's ability to successfully manage regulatory, tax and legal matters; risks from operating internationally including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward's retirement pension and other postretirement benefit obligations and related expenses; information systems interruptions or intrusions; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2013 and any subsequently filed Quarterly Report on Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                                    Three-Months Ended
                                                       December 31,
                                               ----------------------------
(Unaudited - in thousands except per share
 amounts)                                           2013           2012
                                               -------------  -------------

Net sales                                      $     429,042  $     408,339
                                               -------------  -------------
Costs and expenses:
  Cost of goods sold                                 315,466        289,573
  Selling, general, and administrative
   expenses                                           37,328         36,418
  Research and development costs                      29,424         30,018
  Amortization of intangible assets                    8,484          7,667
  Interest expense                                     6,062          6,456
  Interest income                                        (59)           (68)
  Other (income) expense, net                           (607)          (262)
                                               -------------  -------------
Total costs and expenses                             396,098        369,802
                                               -------------  -------------
Earnings before income taxes                          32,944         38,537
Income taxes                                           9,561         11,169
                                               -------------  -------------
Net earnings                                   $      23,383  $      27,368
                                               =============  =============

Earnings per share amounts:
Basic earnings per share                       $        0.35  $        0.40
Diluted earnings per share                     $        0.34  $        0.39
                                               =============  =============
Weighted average common shares outstanding:
Basic                                                 67,724         68,461
Diluted                                               69,021         69,713
                                               =============  =============
Cash dividends per share paid to Woodward
 common stockholders                           $        0.08  $        0.08
                                               =============  =============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
                                                December 31,   September 30,
(Unaudited - in thousands)                          2013           2013*
                                               -------------- --------------

Assets
  Current assets:
    Cash and cash equivalents                  $       54,590 $       48,556
    Accounts receivable                               306,789        381,065
    Inventories                                       453,408        431,744
    Income taxes receivable                            10,577         14,071
    Deferred income tax assets                         43,027         43,027
    Other current assets                               41,886         38,650
                                               -------------- --------------
      Total current assets                            910,277        957,113
  Property, plant, and equipment - net                375,589        350,048
  Goodwill                                            562,516        561,458
  Intangible assets - net                             280,529        288,775
  Deferred income tax assets                           15,474         13,926
  Other assets                                         55,788         47,198
                                               -------------- --------------
Total assets                                   $    2,200,173 $    2,218,518
                                               ============== ==============

Liabilities and stockholders' equity
  Current liabilities:
    Short-term borrowings                      $       10,000 $            -
    Current portion of long-term debt                       -        100,000
    Accounts payable                                  133,906        145,541
    Income taxes payable                                9,053          7,848
    Deferred income tax liabilities                       800            800
    Accrued liabilities                               118,709        161,741
                                               -------------- --------------
      Total current liabilities                       272,468        415,930
  Long-term debt, less current portion                584,000        450,000
  Deferred income tax liabilities                     105,178        104,533
  Other liabilities                                   108,395        105,510
                                               -------------- --------------
  Total liabilities                                 1,070,041      1,075,973
  Stockholders' equity                              1,130,132      1,142,545
                                               -------------- --------------
Total liabilities and stockholders' equity     $    2,200,173 $    2,218,518
                                               ============== ==============

*In connection with the Duarte business acquisiton, retrospectively adjusted for purchase accounting adjustments

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                    Three-Months Ended
                                                       December 31,
                                               ----------------------------
(Unaudited - in thousands)                          2013           2012
                                               -------------  -------------
Net cash provided by operating activities      $      44,433  $      39,974
                                               -------------  -------------

Cash flows from investing activities:
Payments for property, plant, and equipment          (37,149)       (29,894)
Business acquisitions, net of cash acquired                -       (198,860)
Proceeds from sale of other assets                        40             11
                                               -------------  -------------
Net cash used in investing activities                (37,109)      (228,743)
                                               -------------  -------------

Cash flows from financing activities:
Cash dividends paid                                   (5,448)        (5,474)
Proceeds from sales of treasury stock                  4,122            876
Payments for repurchases of common stock             (43,616)             -
Excess tax benefits from stock compensation              280          2,088
Proceeds from the issuance of long-term debt         250,000        200,000
Payments of long-term debt                          (300,000)        (1,875)
Borrowings on revolving lines of credit and
 short-term borrowings                               165,094         15,000
Payments on revolving lines of credit and
 short-term borrowings                               (71,094)       (15,329)
Payment of debt financing costs                       (1,297)             -
                                               -------------  -------------
Net cash provided by (used in) financing
 activities                                           (1,959)       195,286
                                               -------------  -------------
Effect of exchange rate changes on cash and
 cash equivalents                                        669          1,110
                                               -------------  -------------
Net change in cash and cash equivalents                6,034          7,627
Cash and cash equivalents at beginning of
 period                                               48,556         61,829
                                               -------------  -------------
Cash and cash equivalents at end of period     $      54,590  $      69,456
                                               =============  =============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                                    Three-Months Ended
                                                       December 31,
                                               ----------------------------
(Unaudited - in thousands)                          2013           2012
                                               -------------  -------------
Net sales:
Aerospace                                      $     229,872  $     211,389
Energy                                               199,170        196,950
                                               -------------  -------------
Total consolidated net sales                   $     429,042  $     408,339
                                               =============  =============
Segment earnings**:
Aerospace                                      $      22,549  $      31,568
As a percent of segment sales                            9.8%          14.9%
Energy                                                27,071         23,908
As a percent of segment sales                           13.6%          12.1%
                                               -------------  -------------
Total segment earnings                                49,620         55,476
Nonsegment expenses                                  (10,673)       (10,551)
                                               -------------  -------------
EBIT                                                  38,947         44,925
Interest expense, net                                 (6,003)        (6,388)
                                               -------------  -------------
  Consolidated earnings before income taxes    $      32,944  $      38,537
                                               =============  =============

Payments for property, plant and equipment     $      37,149  $      29,894
Depreciation expense                                  10,632         10,273
                                               =============  =============

**This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA
                                                    Three-Months Ended
                                                       December 31,
                                               ----------------------------
(Unaudited - in thousands)                          2013           2012
                                               -------------  -------------
Net earnings                                   $      23,383  $      27,368
Income taxes                                           9,561         11,169
Interest expense                                       6,062          6,456
Interest income                                          (59)           (68)
                                               -------------  -------------
EBIT                                                  38,947         44,925
Amortization of intangible assets                      8,484          7,667
Depreciation expense                                  10,632         10,273
                                               -------------  -------------
EBITDA                                         $      58,063  $      62,865
                                               =============  =============

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
                                                    Three-Months Ended
                                                       December 31,
                                               ----------------------------
(Unaudited - in thousands)                          2013           2012
                                               -------------  -------------

Net cash provided by operating activities      $      44,433  $      39,974
Payments for property, plant, and equipment          (37,149)       (29,894)
                                               -------------  -------------
Free cash flow                                 $       7,284  $      10,080
                                               =============  =============

CONTACT:
Don Guzzardo
Director, Investor Relations & Treasury
970-498-3580
don.guzzardo@woodward.com

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA